Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Gartner, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-137401) on Form S-3 and the registration statements (No. 33-85926, No. 33-092486, No. 333-77013, No. 333-77015, No. 333-30546, No. 333-91256, No. 333-97557, No. 333-104753, No. 333-120767, and No. 333-127349) on Form S-8 of Gartner, Inc. of our reports dated February 20, 2009, with respect to the consolidated balance sheets of Gartner, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Gartner, Inc.
/s/ KPMG LLP
New York, New York
February 20, 2009